Exhibit 3

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Verastem, Inc.

EXECUTED as a sealed instrument this 10th day of February 2012.

CHP III, L.P.		CHP III Management, LLC

By:	CHP III Management, LLC, its Sole General Partner

By:	/s/ John J. Park	By:	/s/ John J. Park
	John J. Park		John J. Park
	Managing Member		Managing Member

/s/ John K. Clarke		/s/ Brandon H. Hull
John K. Clarke		Brandon H. Hull

/s/ John J. Park		/s/ Charles G. Hadley
John J. Park		Charles G. Hadley